EXHIBIT 99.4

           LASER MORTGAGE MANAGEMENT, INC. AUTHORIZES DISCUSSIONS WITH
                         ELLINGTON MANAGEMENT GROUP, LLC

          New York, New York, November 10, 1999. LASER Mortgage Management, Inc. (NYSE: LMM) announced today that its Board of Directors, after consulting with the Company's financial advisor, Lehman Brothers Inc., and outside legal counsel, authorized the Company to enter into discussions with Ellington Management concerning its proposed acquisition of the Company. Ellington has requested certain additional information from the Company and has agreed to extend the expiration date of its proposal to Friday November 12, 1999.

          As previously announced, on November 5, 1999, the Company received an unsolicited letter from Ellington Management Group, LLC, an investment advisor to an investment fund which holds 9.85% of the Company's outstanding common stock. Ellington stated that it desires to discuss a negotiated acquisition of the Company by funds managed by Ellington in a two step transaction which would begin with a tender offer for the Company's common stock and would be followed by a back-end merger, at a price of $4.15 per share.

          LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

          "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING LASER MORTGAGE MANAGEMENT, INC.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES.

         Date:             November 10, 1999

         Contact:          LASER Mortgage Management, Inc.
                           William J. Michaelcheck
                           President and Chief Executive Officer
                           212-758-6200